Free Writing Prospectus	Filed Pursuant to Rule 433(d)
Dated February 7, 2006	Registration Statement No. 333-130289
February 7, 2006

European Investment Bank
USD 2,000,000,000 4.875% Notes due 2016
Final Term Sheet

Issuer:	European Investment Bank
Rating:	Aaa/AAA/AAA
Currency/Size	USD 2,000,000,000
Settlement	16 Feb 2006
Maturity	16 Feb 2016
Coupon	4.875% (semi-annual)
Reoffer	100.00%
Yield	4.535%
Spread	10-yrs + 34bps
10-yr Ref (4.5% due 15 November 2015)	99-23
Denominations	USD 1,000, 10,000, 100,000
Leads	GSI/HSBC/JPM

You can access the prospectus for the registration statement at the following website:

http://www.sec.gov/Archives/edgar/data/33745/000095015705000723/form-sb.htm

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling collect 1-212-834-4533.